Exhibit 10.ii.b

WORK ORDER

THIS WORK ORDER (the “FSC Work Order”), is made and entered into this 29th day of December, 2006, by and between CARGILL, INCORPORATED (“Cargill”), through its North America Financial Service Center (“FSC”), and THE MOSAIC COMPANY (“Mosaic”), and except as otherwise provided herein, shall be subject to all terms and conditions set forth in the Master Services Agreement (the “Master Agreement”) dated December 29, 2006, by and between Cargill and Mosaic.

1. Scope of Services

A. Subject to the terms of this FSC Work Order, FSC will provide to the North American operations of Mosaic the following services (collectively the “Services”), which Services, and expectations of the FSC related to the inputs to be provided by Mosaic, are more particularly described in the Appendices attached to this FSC Work Order and made a part hereof:

• Address Book	Appendix 1

• Cash Application	Appendix 2

• Collections	Appendix 3

• Accounts Payable	Appendix 4

• Payment Processing	Appendix 5

• Purchasing Card Administration	Appendix 6

• Imaging/Document Distribution	Appendix 7

• Travel Card Administration	Appendix 8

• Travel Report Processing	Appendix 9

• Other Services	Appendix 10

• Projected Costs of Services Provided	Appendix 11

• Process Owners	Appendix 12

B. Services will be provided to Mosaic by FSC on the terms set forth in the above-described attachments for each of the functional areas. Changes in levels of service, changes in measurement and any performance issues will be resolved by the FSC and Mosaic process owners identified in Appendix 12. If the parties are unable to resolve an issue, the matter will be directed to the Mosaic/Cargill FSC Governance Team for final resolution. The Governance Team will be composed of individuals in the following positions: Mosaic – Vice President of Finance and Chief Accounting Officer, and Director of Corporate Accounting; Cargill – Financial Service Center Operations Manager and Financial Service Center Controller. The Governance Team will be responsible for the overall relationship between Mosaic and the FSC.

C. FSC and Mosaic acknowledge that Services provided pursuant to this FSC Work Order constitute related party transactions and that this FSC Work Order is subject to approval of the Cargill Relationship Committee (“CRC”) and the Special Transactions Committee of the Mosaic Board of Directors (“STC”). This FSC Work Order will not be effective between FSC and Mosaic until and unless it has been approved by the CRC and the STC.

2. Term and Termination

A. The term of this FSC Work Order will commence on October 1, 2006 and will expire on September 30, 2009. Thereafter, this FSC Work Order may be renewed for additional three (3) year periods upon mutual agreement of the parties. Notice of intention to negotiate a renewal of this FSC Work Order must be provided to the other party by written notice not less than six (6) months prior to the expiration of the term then in effect.

B. If either party materially breaches any of its duties or obligations under this FSC Work Order, and such material breach is not cured within thirty (30) days after written notice of the breach, then the non-breaching party may terminate this FSC Work Order as of the effective date specified in such notice (which date will not be earlier than the end of such thirty (30) day cure period).

C. Notwithstanding the foregoing, either party may, at its option, and without cause, terminate this FSC Work Order by providing the terminating party not less than nine (9) months advance written notice to the other party, which notice may not be given prior to October 1, 2007.

3. Compensation/Payment

In consideration for the performance of the Services, Mosaic agrees to pay to FSC the service fees as set forth in each of the applicable Appendices attached hereto, and as estimated in Appendix 11.

Charging Method:

Services and associated charges are broken down into two categories: transaction based services, and hourly services.

•

Transaction based services. These are based on agreed upon projected volumes of specific transactions processed such as accounts payable vouchers, payments, expense reports, cash receipts applied, etc.

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Hourly services. These are agreed upon services that are performed and the effort is recorded based on the time involved to perform the service such as handling supplier inquiries, traveler questions, customer invoice distribution, etc.

Pass Through Costs:

Costs incurred by the FSC for the benefit of Mosaic will be billed to Mosaic as these costs occur.

Examples of pass-through costs include mailing cost for Mosaic’s specific needs, external resources hired specifically for Mosaic related projects or activities, costs for equipment purchased exclusively for use by Mosaic, etc.

Charging:

Charges for the Services provided to Mosaic will be billed monthly. The billing will be one month in arrears and reflect the actual transaction volumes and hours for the previous month.

Pricing of Services:

Pricing of Services will be as provided in this FSC Work Order and will be good for a period of one (1) year. After one (1) year, the pricing will be reviewed and adjusted as agreed upon by both parties as of the first anniversary of this FSC Work Order. A three percent (3%) per year price increase will be applied to the updated pricing in the third year of the FSC Work Order.

Travel Costs:

All travel costs incurred on behalf of Mosaic that will be charged to Mosaic will be presented to Mosaic for approval prior to incurring the cost.

4. Resources provided to FSC by Mosaic:

Mosaic will provide FSC with access to SAP, Stellent, Mosaic business systems and other systems necessary to perform the activities and provide the level of service agreed upon in this FSC Work Order. Mosaic will ensure that licensing on all business systems that will be used by the FSC allows for third party access and usage of the systems. Mosaic will provide FSC written documentation indicating approval from the vendor that the systems can be accessed and used by third parties on behalf of Mosaic. Mosaic will provide FSC personnel access to the support systems for the Mosaic based applications being used, and support for these systems at a level necessary to fulfill FSC’s obligations under this FSC Work Order. Mosaic will provide FSC personnel with the appropriate training on Mosaic systems as systems are updated or changed and FSC agrees to follow Mosaic’s procedures while using its systems.

Mosaic will provide the technology, equipment, and infrastructure necessary to support any unique processing, services, and communications necessary to provide Mosaic with the level of service agreed upon in this FSC Work Order. This includes unique equipment required by Mosaic such as routers, corporate backbone access, customer support center, EDI, LAN/WAN network, mainframe communications, remote access, etc. This list is not intended to be all-inclusive but to provide examples of items needed to continue to provide service to Mosaic. Mosaic will provide these items at no cost to FSC.

5. Interruption of Service

In the event of unforeseen circumstances such as weather events or system outages, FSC will employ “best efforts” to carry out all critical activities. Critical activities will include payments, lockbox processing and urgent address book set-ups. The FSC will maintain an updated business continuation plan that addresses the processing needs of Mosaic and how those needs will be met during an unexpected interruption at the FSC. This plan will be available for review by Mosaic personnel upon request.

6. Notice

Any notice required to be given by this FSC Work Order will be delivered personally or sent by telecopy, overnight courier or first class mail, postage prepaid, to the following address:

To FSC:	Cargill Financial Service Center
Suite 200
4340 18th Avenue SW
Fargo, NE 58103
Attn: Jeff Slaby
Fax No.: (701) 271-5987

To MOSAIC:	The Mosaic Company
3033 Campus Drive, Suite E490
Plymouth, MN 55441
Attn:
Fax No.:

or to such other address or telecopy number as either party may hereafter designate in writing to the other party. Notices will be effective upon receipt.

IN WITNESS WHEREOF, the parties have executed this FSC Work Order as of the day, month, and year set forth in the first paragraph.

CARGILL, INCORPORATED

By:
Name:
Its:

THE MOSAIC COMPANY

By:
Name:
Its:

Appendix 1

Address Book

Transaction Based Services:

Supplier, and Employee Address Book Additions and Changes: Address Book requests from Mosaic will be processed within 24 hours of receipt by the FSC. If Mosaic submits an “Urgent” Address Book request, it will be processed within one hour. This service level will be achieved 95% of the time for “Urgent” requests and 90% of the time for “Normal” requests. Customer Address Book records are not within scope of services expected by Mosaic.

1099 Adjustments: Adjustments submitted to the FSC by the stated deadline will be processed prior to 1099’s being printed and sent to suppliers. Adjustments received by the FSC after the stated deadline will be considered late and additional charges for processing will apply. Late adjustments may result in revisions or corrections, which is a Customer Driven Service, rather than an adjustment.

Pricing: Charge rates are based on projected costs and volumes, and are calculated to reflect the level of effort required for each service. Rates are as follows:

Additions – Normal	Volume	Rate
	All	$5.50

Changes - Normal	Volume	Rate
	All	$4.00

1099 Adjustments	Volume	Rate
Prior to deadline	All	$2.50
After deadline	All	5.00

Additions - Urgent	Volume	Rate
	All	$11.00
Changes - Urgent	Volume	Rate
	All	$9.50

Measurement: Address book request cycle times will be monitored and reported to Mosaic quarterly.

FSC Expectations of Mosaic:

•	“Urgent” will be applied to requests only when appropriate, as this does negatively impact processing efficiency.

•	Accounting for 1099’able transactions will follow the appropriate account code structure. Failure to do so results in significant rework by both the FSC and Mosaic for 1099 processing.

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W-9 certificates will be requested by Mosaic to speed up the process and to avoid putting payments on hold status. Tax regulation defines monetary penalties for all 1099’s issued with incorrect or missing Tax ID information.

•	Address Book accounts will be set up throughout the year for 1099’able payments made outside of SAP, to minimize the setup work needed during 1099 season.

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Standard service level agreement timeframes do not apply to spreadsheets submitted for acquisitions or large quantities. Spreadsheets will be processed as soon as possible, among Normal and Urgent requests.

Address Book – cont’d.

Customer Driven Services:

•	Address Book Help Line assistance

•	SAP implementation work (includes efforts to assist Mosaic with loading new address books and to obtain W-9 forms)

•	Address Book tool User setup requests

•	1099 year end processing. Mosaic will provide all system and tax compliance expertise related to 1099s.

•	1099 Revisions and Corrections (changes made to 1099’s after they have been mailed to suppliers)

•	Missing Tax-ID follow-up when Mosaic has indicated an AB record was not 1099’able, yet 1099’able transactions are recorded to it

•	Miscellaneous report requests

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W-9/ 1099 Process: The FSC requests W-9 information from counter parties where appropriate and carries out the annual 1099 reporting process for Mosaic. Suppliers who do not provide Tax ID information that is required by law will have all payments placed on “hold” status until such information is provided.

•	Audit Log Monitoring -10% of all address book additions and changes will be verified against the original documentation for internal control purposes

•	Name Change Research – Research performed to verify if name can be changed of if a new AB record needs to be set up

•	Address Book Consolidation – The process of consolidating duplicate Address Book records

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 2

Cash Application

Transaction Based Services:

Electronic Receipts Processing: Customer payments received through bank lockboxes, inbound 820 or ACH direct debit. Service commitment is 100% of lockboxes will be monitored and reported to Mosaic treasury the same day the EDI transmission is received at the FSC. The FSC will provide this service on all banking days regardless of stipulated Cargill or Mosaic holidays.

Cash in Transit (CIT) Item Processing: A CIT item is a lockbox receipt for which the automated process is unable to match with a customer invoice in SAP. Cash in transit items are manually applied. The service commitment is that 100% of all CIT items will be cleared within 24 hours of receipt of deposit support information from the bank. The 100% excludes waiting on information from Mosaic and delays in Address Book setup. Same day application is achieved by utilizing imaged check support for which the FSC has been provided access by Mosaic.

Exception Item Clearing: An exception item is a receipt that has been applied to a customer’s account; however, has not been matched to a specific invoice or the dollar amounts do not match. The service commitment is 98% of the exception will be coded or called within 72 hours from receipt of the bank support.

Level 1 Exceptions: These are any manual write off’s (including discounts).

Level 2 Exceptions: All other exceptions that are followed up by the cash application team. Examples include short pays, deductions or unapplied cash.

Manual Receipts Processing: Invoice application of wire transfers/ACH payments, non-customer receipts, over the counter receipts and other manual transactions. The service commitment is 100% of all invoice receipts will be completed within 24 hours of notification. In situations where application of funds is pending response from Mosaic or customer, the FSC will apply funds within 24 hours of response.

Credit Card Processing: Method of clearing an invoice by obtaining a customer’s credit card information.

CHAX Processing: Method of clearing an invoice by creating a check that replicates the customer’s faxed payment.

Pricing: Charge rates are based on projected costs and volumes, and are calculated to reflect the level of effort required for each service. Rates are as follows:

Inbound 820 Receipts	Volume	Rate
	All	$0.30

Cash In Transit	Volume	Rate
	All	$2.10

Level 1 Exception Items	Volume	Rate
	All	$0.55

Credit Cards (per invoice)	Volume	Rate
	All	$2.20
ACH Direct Debit	Volume	Rate
	All	$0.25
Manual Items	Volume	Rate
	All	$0.55
Level 2 Exception Items	Volume	Rate
	All	$4.00
CHAX (per invoice)	Volume	Rate
	All	$3.30

Cash Application – Cont’d.

Measurement: Mosaic will be advised whenever the above noted performance standards are not achieved.

FSC Expectations of Mosaic:

•	Include the vendor bank account number when requesting new address books

•	Forward deduction support received at Mosaic location to the FSC

•	Fully utilize Mosaic lockbox network

•	Develop and implement SAP auto-apply cash application tool

Customer Driven Services:

•	ACH direct debit set ups

•	Inbound 820 trading partner screenings/set ups

•	Pre-advise wire confirmations - contacting customers to verify receipt of wire transfer

•	Miscellaneous report requests

•	Return items

•	Customer reimbursements

•	Inter-company monitoring

•	Managing the suspense account

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 3

Collections

Collection Activities: Mosaic and the FSC Collections team (“Collections”) agree Collections will act as an extension of Mosaic in recovering the past due accounts receivable. To achieve optimal customer service and A/R collection performance, Mosaic and Collections make the following mutual commitments:

FSC Collections Agrees to:

•	Set and monitor collector goals (such as ADP, ADL, % current plus 1-5) and review on a monthly basis

•	Execute best practice collections strategies as agreed upon with Mosaic (prioritize workload high $, high risk)

•	Contact customer through fax, telephone, letter, e-mail as required

•	Pursue collection activities assertively according to sales terms

•	Document collection activities in SAP

•	Completion of workload on a weekly basis

•	Exhaust all other collection attempts and do necessary research before engaging Mosaic’s personnel

•	Participate in Mosaic conference calls as needed

•	Monitor and communicate Mosaic objective results and customer issues via monthly A/R reporting

•	Continue to communicate with Mosaic contacts

Pricing: Charge rates are based on projected costs and are calculated to reflect the level of collection activity projected for Mosaic. The charge is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure. Annual cost is $70,000 per FTE.

Measurement: Mosaic will be advised whenever the above noted performance standards are not achieved.

FSC Expectations of Mosaic:

•	Define and enforce sales terms with customers

•	Ensure that all invoices reflect true sales terms

•	Invoice customer timely

•	Notify Collections of any special payment arrangements that might affect collection activity

•	Communicate any changes involving Mosaic and customer contacts

•	Promptly support collection efforts in resolving customer issues

•	Investigate, document and resolve disputes within the target resolution times

•	Analyze root causes of disputes and implement solutions

•	Involve collector(s) in opportunities to learn more about Mosaic

Collections – Cont’d.

Customer Driven Services:

•	Past due letters

•	Railcar tracking – Intelli Trans

•	Misc. report requests

•	Ad hoc projects

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Mosaic Objectives:

Separate SLA Mosaic objective goal meetings will be held between the FSC Collections Team Leader and Mosaic Controller/Credit Manager in June/July of each year after the fiscal year results are compiled. Goals will be noted on Mosaic’s monthly report card and KRA’s aligned between Mosaic and FSC Collector(s). During the SAP conversion period of October 2006 to January 2007 goals for the 2005/2006 fiscal year will be used. New goals will be established in January 2007 once the team is familiar with SAP.

Appendix 4

Accounts Payable

Transaction based services:

Non-PO Transactions: A/P transactions processed through SAP for which a purchase order was not required. These include “Logging and Coding” and “Logging and Redistribution” vouchers. The service level is to enter 99% of all invoices within 3 business days of receipt at the FSC provided they are received in a condition that will allow processing on the first pass. Mosaic is encouraged to use the “Logging and Coding” process as the preferred process for non-PO entry.

Urgent Non-PO/PO Transactions: This category will include any non-PO transaction, which Mosaic requests to be processed the same day as received at the FSC. The invoice must be received by the FSC three hours prior to the scheduled spot payment run for Mosaic and must be able to be processed on the first pass. Urgent status should only be requested when same day payment is critical. Past due invoices not received timely by the FSC will be processed within the regular SLA.

SAP PO Transactions: This category will include any invoices that are received by the FSC that apply to an SAP Purchase Order. The FSC will review the Purchase Order information based on the PO Number being given on the invoice, review the buyer and approvers in the SAP PO Record, and route the invoice to the appropriate individual via Stellent. The service level is to review and route 99% of all invoices within three business days of receipt at the FSC, provided they are received in a condition that will allow processing on the first pass.

Maximo PO Transactions: This category will include any invoices that are received by the FSC that apply to a Maximo Purchase Order. The FSC will review the Purchase Order information based on the PO Number being given on the invoice, review the buyer and approvers in the Maximo PR or PO, and route the invoice to the appropriate individual via Stellent. The service level is to review and route 99% of all invoices within three business days of receipt at the FSC, provided they are received in a condition that will allow processing on the first pass.

SAP MIRO Transaction Processing: This category will include running the SAP MIRO report and processing items listed on the MIRO report as required. The service level is to review and process MIRO transactions daily.

Pricing: Charge rates are based on projected costs and volumes, and are calculated to reflect the level of effort required for each service.

Non-PO Transactions	Volume	Rate
	All	$ 5.00

SAP PO Transactions	Volume	Rate
	All	$ 1.25

SAP MIRO Transactions	Volume	Rate
	All	(These will be charged as an hourly service.)
Urgent Transactions	Volume	Rate
	All	$ 2.75 (in addition to standard processing charges)
Maximo PO Transactions	Volume	Rate
	All	$ 1.25

Measurement: Voucher processing cycle time will be monitored and reported to Mosaic.

Accounts Payable – Cont’d

FSC Expectations of Mosaic:

•	Determine which non-PO process to use. The preferred non-PO process is Logging and Coding, followed by Logging and Redistribution.

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All invoices received at a Mosaic site will be forwarded to arrive at the FSC no later than 3 business days before due date. Ideally, all supplier invoices should be mailed/faxed directly from the supplier to the FSC to ensure timely payment.

•	Basic questions will be researched in SAP before calling the FSC.

•	Timely communication regarding changes to the process or concerns with FSC processing.

•	Work together with the FSC to reduce the number of exceptions, requests for urgent processing and requests for spot payments.

Customer Driven Services:

•	SAP MIRO transactions

•	Phone, email and research requests from Mosaic and Suppliers

•	Changes to vouchers requested by Mosaic

•	Invoice exception handling

•	Special project requests (document research, etc)

•	Report requests

•	Voucher Approvals

•	Address Book requests

•	Prepare payment voids and cancellation requests

•	Imaging/Remote Viewer Access and Routing

•	ACH verifications

•	Address Book tool changes

•	Voucher entry accuracy testing

•	Assistance to auditors in sales and use tax audits

•	Control report monitoring:

•	Payments not pulled report

•	High dollar payments report

•	Alternate Payee Report

•	Payments Held Report

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 5

Payment Processing

Transaction Based Services:

Payments Issued: The service level is to issue all check payments on the date specified within the SAP accounts payable system and authorized by Mosaic Treasury. Achievement of the service level is as follows: Payment proposals will be run and sent to Mosaic Treasury between 10:00am and 10:30 am and again between 2:00pm and 2:30pm daily, Controlled Disbursements authorized by Mosaic Treasury will be printed and mailed the same day. This service will be achieved 99% of the time.

Special Handling: Any payment that requires special handling such as an attachment to a check, or express delivery to a particular address/department. The service level is to special handle 99% of all transactions coded with a check handling code on the payment date.

Express Fees: Amounts paid to outside carriers for express delivery when requested by Mosaic.

Payment Cancellations and Stop Payments: Any payment requiring cancellation or a stop payment.

Pricing: Charge rates are based on projected costs and volumes, and are calculated to reflect the level of effort required for each service. Rates are as follows:

Controlled Disbursements	Volume	Rate
	All	$1.20

Express Fees	Volume	Rate
	All	$11.00

Special Handling	Volume	Rate
	All	$5.50
Payment Cancel/Stop	Volume	Rate
	All	$10.00

Measurement: Payments not issued on scheduled date will be monitored and reported to Mosaic.

FSC Expectations of Mosaic:

•	Basic questions will be researched in SAP before calling the FSC

•	All regular payments will be issued through the FSC

•	Special handling will be kept to the least amount necessary

•	Spot printers will only be used for emergency, same day payments

•	Manual checks will not be used

Customer Driven Services:

•	Special project requests (document research, etc)

•	Report requests

•	Check copies when necessary (Over 10 request or audit request are charged by the hour)

•	Unclaimed Property

•	Payment Proposal Reports

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 6

Purchasing Card (Pcard) Administration

Transaction Based Services:

PCard Applications w/ 10 or less GL Account Code Authorizations

Normal (2 Business days)- $11.00	Urgent (1 Business day)-$17.00

PCard Cancellations

Normal- $3.50	Urgent- $5.50

Maintenance Form Charges:

Level 1 $2.50	Level 2 $3.50
Monthly and single transaction limit changes	Default GL allocation change
MCCG change	Add GL account authorization
Remove GL account authorization	Role add/change (approver, owner, proxy, auditor, etc.)
Group change	Create new group
Address change	Name change
Convenience check reorders
Add new segment combination

The service level for the above transaction-based services will be achieved 99% of the time.

Pricing: Charge rates are based on projected costs and volumes, and are calculated to reflect the level of effort required for each service.

Measurement: Pcard requests will be reported to Mosaic quarterly.

FSC Expectations of Mosaic:

•	Card request forms are complete and sent by Wednesday at 3:00pm (CST)

•	Application and maintenance form requests are reviewed by Mosaic PCard administrators prior to sending them to the FSC

•	Mosaic personnel have read and understand their roles and responsibilities

•	Mosaic Pcard administrators will discuss the purchasing card guidelines with new cardholder

•	“Urgent” will be applied to requests only when appropriate, as this does impact processing efficiency

Customer Driven Services:

•	Adhoc reporting

•	Problem solving

•	Training assistance

•	Miscellaneous projects requested by Mosaic

•	Software enhancement testing and implementation

•	Internal Audit and Corporate Security assistance

•	Card renewal process

•	Pcard monthly and weekly processing

•	Pcard vendor consolidation

•	No activity report

•	Miscellaneous projects

•	Cardholder assistance

Pricing: Charging is based on actual time spent on to perform the service.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 7

Imaging/Document Distribution

Customer Driven Services:

These are imaging services requested by Mosaic that are not included as part of the services described in other processes covered by this agreement.

FSC Scanned Documents: These are documents that are received in paper form that require preparation, scanning and indexing in order to store the document electronically and allow online access to the document. The FSC will be scanning Accounts Payable documents for Mosaic. These will consist of supplier invoices and other documents to support the payments to Mosaic suppliers. The FSC will also scan Accounts Receivable documents as required to facilitate the Cash Application, Cash Resolution, and Collections processes. The cost of scanning of Accounts Payable and Accounts Receivable documents is included in the charges for the Accounts Payable and Accounts Receivable processes. All other documents that Mosaic requires the FSC to scan will be charged as indicated below.

Set-up/Development Charge: $105.00 per hour (Charge is directly related to the amount of development time needed to provide the end user with the required access, search and retrieval capabilities for that document type)

Ongoing Charge: $0.17-$0.22 per page imaged depending on the preparation effort and number of indexes required. Charge is directly related to the effort involved in the preparation, scanning and indexing of the documents. It is also related to the cost of storage media and ongoing document/system maintenance.

Examples Include:

Credit documents

Bills of lading

Contracts

Other paper documents

Mosaic Scanned Documents: These are documents that are received in electronic form that require indexing in order to store the document electronically and allow online access to the document.

Set-up/Development Charge: $105.00 per hour. Charge is directly related to the amount of development time needed to provide the end user with the required access, search and retrieval capabilities for that document type.

Ongoing Charge: $0.11 per page imaged for documents that require indexing and storage only. Charge is directly related to the effort involved in the indexing of the documents. It is also related to the cost of storage media and ongoing document/system maintenance.

Additional research efforts to collect information, not provided by Mosaic, in order to properly scan and index the documents provided will be charged as an hourly service at the standard hourly rate.

Imaged Document Request: Images transferred to a CD or electronic file for Mosaic or auditors to review.

Report Requests: Reports requested by Mosaic based on information residing in the imaging system.

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies, and infrastructure.

Customer Driven Services will be charged out at a rate of $105.00 per hour for I/T personnel. Imaging Specialists time for research and follow-up will be charged out at a rate of $45.00 per hour.

Imaging/Document Distribution – cont’d.

FSC Expectations of Mosaic:

•	Mosaic will provide proficient lead time for preparation of requests for images on CD or in an electronic file

•	Mosaic will provide an IT resource to work with the FSC IT team on set up and development for new or changed processes

Transaction Based Services:

Document Distribution:

Documents Emailed: All documents e-mailed on behalf of Mosaic.

Documents Faxed: All documents faxed on behalf of Mosaic.

Documents Mailed: All documents printed and mailed on behalf of Mosaic.

Pricing: Charge rates are based on the estimated cost for each delivery method, including the cost of technology, operating support, supplies and document storage (no additional document storage costs will be assessed).

Transaction Type	Rate
Documents e-mailed	$0.17/document
Documents faxed	$0.28/document
Documents mailed	$0.72/document

Documents may be delivered to the final destination in a combination of methods (e-mail & fax, fax & mail, etc.) as determined by Mosaic and will be charged out for accordingly (i.e. a document faxed & mailed will cost $1.00).

Mosaic may designate some of documents for non-delivery only to be stored in imaging. Documents sent to imaging but designated for non-delivery will be charged out at the rate of $0.03/page (COLD Storage).

Measurement: Same day delivery of documents based on FSC expectations of Mosaic stated below.

Mosaic Expectations of the FSC:

•	Document files received prior to 1:30 pm will be delivered that day

•	Document files received after 1:30 pm will be delivered same day for email or fax and next day for mail

•	Rejected e-mails will be researched with the customer and either delivered to a valid e-mail address or mailed by 3:00 pm that day. Any new e-mail information will be provided to the Mosaic contact

•	Rejected faxes will be re-faxed up to two additional times. If still unsuccessful, they will be researched with the customer and either faxed to a valid fax number or mailed by 3:00 pm that day.

•	Returned mailed documents will be handled according to Mosaic instructions

•	Any new fax information will be provided to the Mosaic contact

•	Time spent on any rejects caused by the FSC will not be chargeable to Mosaic

FSC Expectations of Mosaic:

•	Document files will be sent to imaging according to FSC requirements

•	Document files will include an identifier for determining the delivery method

•	Document files will include accurate and updated e-mail, fax and mailing address information

•	Document files will be received prior to 1:30 pm for same-day delivery

Customer Driven Services:

•	Identify rejected e-mails and faxes and follow-up according to Mosaic expectations

•	Identify returned mail and follow up according to Mosaic expectations

Imaging/Document Distribution – cont’d.

Pricing: Charging is based on actual time to perform the service. The charge rate is all-inclusive and reflects the cost of personnel, technology, operating support and supplies and infrastructure.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 8

Travel Card Administration

Transaction Based Services:

Traveler and Profile Maintenance: Requests to add, change or inactivate a traveler’s corporate credit card account or Expense Express profile. Includes:

1.	Card/Profile (setup, change, cancel)

2.	Card maintenance-Credit limit (setup, change, cancel)

3.	Profile only (new setup, inactivate)

Requests from Mosaic will be processed within 48 hours of receipt by the FSC.

Accounting Maintenance: Includes:

1.	Accounting Maintenance

2.	Organization Maintenance (setup new TEDDS, cost centers, companies, business units, accounting groups, changes)

Accounting maintenance requests from Mosaic will be processed prior to mid-month or month-end cutoff.

Travel Web Management Report Maintenance: Includes:

1.	Setup/ Maintenance (new viewer setup, remove viewers, maintain approvals, setup group access)

2.	Approval System – TEMS

3.	Crystal Reports (maintenance reports)

The service level for the above transaction-based services will be achieved 98% of the time.

Travel web management report requests will be processed prior to mid-month or month-end cutoff.

Pricing: Charge rates are based on budgeted costs and projected volumes, and are calculated to reflect the level of effort required for each service.

Card – Normal	Volume	Rate
(within 48 hours)	All	$11.00

Account–Normal	Volume	Rate
(4 business days)	All	$5.50

Web Reports – Normal	Volume	Rate
(4 business days)	All	$5.50
Card - Urgent	Volume	Rate
(within 24 hours)	All	$17.00
Account- Urgent	Volume	Rate
(within 24 hours)	All	$11.00
Web Reports- Urgent	Volume	Rate
(within 24 hours)	All	$11.00

Measurement: Travel card requests will be reported to Mosaic quarterly.

FSC Expectations of Mosaic:

•	Card request forms are complete

•	Accounting request forms are complete and sent 4 business days prior to mid-month or month-end processing

•	Web management report request forms are complete and sent 4 business days prior to mid-month or month-end processing

•	Managers will discuss the corporate travel policy with the new traveler

•	The corporate standard is to submit travel expense reports using EE Web

•	Travelers are responsible for account reconciliation

•	Managers will review the travel web management report monthly

•	Managers will address past due travel card accounts

Travel Card Administration – cont’d

Customer Driven Services:

•	Customer Service via phone and email

•	Adhoc reporting

•	Training assistance

•	Internal/External Audit and Corporate Security assistance

•	Card renewal process

Pricing: Charging is based on actual time spent on to perform the service.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 9

Travel & Expense Report Processing

Expense Report Auditing:

Expense reports submitted for processing will be audited based on the following criteria:

•	individual submitting the expense report has been flagged for audit (ex. new traveler, executives and board members)

•	expense submitted has exceeded a limit in the system

•	expense report has been selected for random audit

When selected for audit the following procedures will be performed: the receipts will be compared to the amounts and category of expense reported on the expense report and the expense will be compared to the travel policy to verify the expense is reimbursable per travel policy. Should errors be detected during the audit process, the expense report will be adjusted and the traveler will be notified of the change. If fraudulent activity is suspected, the Mosaic Corporate Controller and Cargill’s internal audit will be contacted.

Transaction Based Services:

Electronic Expense Reports: Expense reports submitted electronically. The service level is to process all expense reports received by the payment cutoff date. This service level will be achieved 99% of the time.

Manual Expense Reports: Expense reports not submitted electronically. The service level is to process all expense reports received by the payment cutoff date. This service level will be achieved 99% of the time.

Expense Report Exception: An expense report exception occurs when an expense report does not comply with the corporate travel policy or auditing guidelines and/or requires additional effort. Examples include: insufficient business purpose provided, non-reimbursable expenses submitted, required receipts not provided, expenses incorrectly categorized as meals versus entertainment, meals not separated from a lodging bill and reversing airline tickets submitted incorrectly.

Pricing: Charge rates are based on projected costs and volumes and are calculated to reflect the level of effort required for each service. Rates are applied on a sliding scale as follows:

Electronic Reports	Volume	Rate
	All	$4.50

Exceptions	Volume	Rate
	All	$11.00
Manual Reports	Volume	Rate
	All	$14.00

Measurement: Reports not processed by cutoff date will be monitored and reported to Mosaic quarterly.

FSC Expectations of Mosaic:

•	Travelers will be advised of corporate travel policy

•	The corporate standard is to submit expense reports using EE Web

•	Both the electronic expense report and the mailer with required receipts must be received by TRPC by the traveler cutoff date to be included in cycle end processing

•	Past due accounts will be addressed on a timely basis

•	Travelers are responsible for account reconciliation

Travel & Expense Report Processing – cont’d

Customer Driven Services:

•	Help desk calls

•	BTA (Business Traveler Account) reconciliation

•	Training assistance

•	Ad hoc report requests

•	Airline central bill monitoring and reconciliation

•	Outstanding expense report monitoring

•	Corporate guaranty account maintenance

•	VAT/GST reclamation

•	Internal Audit, external audit, tax audit, Corporate Security and Relocation assistance

•	Duplicate payment monitoring

Pricing: Charging is based on actual time spent to perform the service.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 10

Other Services

Other Services: This includes services agreed upon by Mosaic and the FSC that are not addressed in the previous sections. Should the other services be transaction based and measurable they will handled as a transaction based service. All other services provided will be tracked based on effort involved and be charged at an hourly rate.

Transaction Based Services:

•	Other Services as agreed

Pricing: Charge rates are based on projected costs and volumes and are calculated to reflect the level of effort required for each service.

FSC Expectations of Mosaic:

•	Information and support will be provided in the condition and time frames agreed to achieve SLA requirements.

Customer Driven Services:

•	Other Services as agreed

Pricing: Charging is based on actual time spent to perform the service.

Customer Driven Services will be charged out at a rate of $45.00 per hour. Services requiring IT support will be charged out at $105.00 per hour.

Appendix 11

Projected Costs of Services Provided

• Address Book
• Transaction Based	$24,548
• Customer Driven Services	1,003
• Cash Application
• Transaction Based	$66,344
• Customer Driven Services	2,709
• Collections
• Customer Driven Services	$103,456
• Accounts Payable
• Transaction Based	$343,072
• Customer Driven Services	97,065
• Payment Processing
• Transaction Based	$55,993
• Customer Driven Services	7,632
• Purchasing Card Administration
• Transaction Based	$1,248
• Customer Driven Services	53,074
• Imaging/Document Distribution
• Transaction Based	$34,450
• Customer Driven Services
• Travel Card Administration
• Transaction Based	$4,362
• Customer Driven Services
• Travel Report Processing
• Transaction Based	$57,932
• Customer Driven Services	3,280
• Other Services
• Transaction Based	$4,047

• Customer Driven Services

Total Projected Charges	$860,215

Assumptions used in arriving at projected costs:

•	These projected costs are based on estimated volumes provided by Mosaic. Higher or lower volumes will result in charges that are higher or lower than estimates.

Appendix 12

Functional Area	Cargill Process Owner	Mosaic Process Owner
Mosaic/FSC Governance Team	Jeff Slaby / Roy Alexander	Maureen Dolan / Tony Brausen

Address Book	Carrie Thomas	Brian Olson ?
Cash Application	Terri Gulseth / Jeff Devier
Collections	Bobbie Krag / Jeff Devier	Bill Ingham
Accounts Payable	Tim Fossen / Jodi Kyllo
Payment Processing	Merry Haberlack / Jodi Kyllo
Purchasing Card Administration	Cindy Byklum / Jodi Kyllo	Chris Kulish ?
Imaging/Document Distribution	Deanne Leier / Wayne Werremeyer	Dave Adkison
Travel Card Administration	Raul Luna / Jodi Kyllo	Chris Kulish ?
Travel Report Processing	Mike Fritz / Jodi Kyllo	Janis Koike